 EXHIBIT 10.3
Fleishman-Hillard Inc.
International Communications
 360 Bay Street, Suite 600
Toronto, Ontario
Canada M5H 2V6
Tel:  416-214-0701
Fax: 416-214-0720

FLEISHMAN-HILLARD CANADA INC.
CONTRACT LETTER OF AGREEMENT
This agreement is entered into this 21 day of August, 2000, by and between Imagis Technologies hereafter referred to as Client and Fleishman-Hillard Canada Inc. hereafter referred to as F-H.

Client agrees that they have engaged F-H as of the date above to furnish services at the Client's request.

Client agrees to compensate F-H for such services, and Client also agrees to compensate F-H for any applicable out-
of-pocket expenses, together with a standard agency commission of 17.65%, as may incurred on behalf of Client in the course of F-H's performance of services. The estimated total of such out-of- pocket expenses is agreed upon on a project basis during this time period.

Client agrees to pay F-H within 45 days of date of invoice. F-H reserves the right to charge interest up to 18 percent per annum on all amounts more that 60 days outstanding.

All materials produced at Client's expense by F-H shall be the property of F-H until F-H receives Clients payment in full for the cost of all rnaterials and other out-of-pocket expenses plus all fees due.

Client may designate as confidential any information that it provides to F-H under this Contract. F-H shall not disclose such information without Client's permission. F-H may, however, disclose such information to its employees, counsel, and other professional advisors if it believes that disclosure is required in connection with F-H's provision of services hereunder. F-H may also disclose confidential information to the extent required by applicable law or judicial or administrative order. F-H may, without Client's approval, disclose its representation of Client to other actual and potential F-H clients.

Indemnification.
(a)     Indemnification by F-H. F-H shall indemnify the Client and its officers, directors, employees, and agents against any all claims, liabilities, damages or costs and against any demands, settlements, or judgments
(collectively, the "Claims") arising directly or indirectly from or in connection with any claim of libel, slander, defamation, copyright infringement, misappropriation of ideas, or invasion of rights of privacy arising from any materials prepared by F-H on the Client's behalf. However, indemnification provided by this paragraph (a) shall not be applicable to any Claim arising from any such materials that were prepared or approved by Client or any of its employees, agents or independent contractors.

...cont./2

.../cont.

(b)     Indemnification by Client. Client agrees to indemnify F-H, and its officers, directors, employees, and agents against any and all Claims (i) arising from or in connection with materials that were prepared or approved by client or any of its employees, agents, or independent contractors, or (ii) except as provided in paragraph 7(a) of this
Contract, arise directly or indirectly from or in connection with F-H's performance of its obligations under this
Contract, provided, however that this clause (ii) shall not apply to Claims arising from F-H's gross negligence or criminal conduct.

(c)     Notice. Upon either party's obtaining notice of actual or possible
Claim for which it may be entitled to indemnification, it shall give prompt written notice of the Claim to the other party hereto. Failure to give such notice by the informed party shall not constitute a waiver of such party's right to be indemnified as provided herein.

Client and F-H upon mutual agreement may enter into a formal contract at any time. Upon the signature of such formal contract, this letter of agreement will be terminated and superseded by such formal contract.

                                                                                                              BY /s/ Sandra Buschau

                                                                                                              Director & Corporate Secretary
                                                                                                              Imagis Technologies

                                                                                                              BY /s/ Jane Shapiro

                                                                                                              Senior Vice President & Partner
                                                                                                              Fleishman-Hillard Canada Inc.

FLEISHMAN-HILLARD CANADA INC.
CONFIDENTIALITY AGREEMENT

AGREEMENT made this 21 day of August 2000, by and between Fleishman-
Hillard Canada Inc. (F-H) and Imagis Technologies (herein after "the client").

WTTNESSETH:

WHEREAS, F-H is or will be involved in providing investor and/or public relations proposals and/or related services for the client and

WHEREAS, in connection with such activities, F-H may be given access to certain confidential information pertaining to the client's products and/or proposed products and its business in general; and

WHEREAS, preserving the confidentiality of such information is of the utmost importance to the client and F-H;

NOW, THEREFORE, in consideration of the opportunity to participate in the efforts of
F-H to develop and produce the aforementioned investor and/or public relations proposal and/or material and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, F-H hereby agrees as follows:

F-H shall keep in strictest confidence all confidential information regarding the client and the client's products and proposed products, and all information regarding its business in general, and all information regarding the client and its business, that F-H receives directly or indirectly in connection with or as a result of working on a proposal and/or program for the client's investor and/or public relations matters. "Confidential information" shall mean that information:

- which relates to the client's business and research plans and activities and legal or financial matters; and or

- which has been identified to F-H at the time of disclosures as the confidential information of the client. It shall also mean deliverable items or written or descriptive matter, including drafts and associated materials, F-H shall not publish, communicate, divulge, disclose, use or make nay of such confidential information accessible to anyone for purpose, other than working on the development and production of the client's investor and/or public relations proposals and/or materials, except if authorized officials of the client or of F-H with the client's written authorization, or becomes generally available to the public other than through a violation of this Agreement by F-H or any associate of F-H.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date above written.

FLEISHMAN-HILLARD CANADA INC.      IMAGIS TECHNOLOGIES INC.
By: /s/ Anne Lachance                                           By: /s/ Sandra Buschau

      Anne Lachance                                                     Sandra Buschau
      Senior Vice President                                            Director & Corporate Secretary